Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form
S-8 (333-159582) of Key Tronic Corporation of our report dated December 18, 2025, relating to the financial statements and supplemental schedules of Key Tronic 401(k) Retirement Savings Plan which appear in this Form 11-K for the year ended June 30, 2025.

/s/ BDO USA, P.C.

Denver, CO

December 18, 2025

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.